SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.          )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☑ Definitive Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

CORVEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

July 3, 2003

     Dear CorVel Stockholder:

We are pleased to invite you to our 2003 Annual Meeting which will be held at CorVel’s principal executive offices at 2010 Main Street, Suite 600, Irvine, California 92614, on Thursday, August 7, 2003, at 1:00 p.m. Pacific Daylight Time. The Annual Meeting will begin with a report on CorVel’s progress, followed by a discussion and stockholder questions. Voting on election of directors and other matters is also scheduled. The items to be voted on are addressed in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

Several significant milestones reached in fiscal 2003 deserve special mention:

»	CorVel reported record revenues of $283 million for the fiscal year ended March 31, 2003, representing an increase of approximately 20% over the $236 million in revenues in fiscal 2002.

»	CorVel’s PPO Network, CorCare, has been expanded to include directed care networks.

»	CorVel continued the development of CareMC (http://www.caremc.com), its healthcare management website.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete and mail the enclosed proxy card to ensure that your shares will be represented. A postage pre-paid envelope has been provided for your convenience.

We look forward to seeing you at our Annual Meeting.

Sincerely,

V. Gordon Clemons, Chairman of the Board, Chief Executive Officer and President

CorVel Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 7, 2003

To the Stockholders of CorVel Corporation:

Notice is hereby given that the 2003 Annual Meeting of Stockholders (the “Annual Meeting”) of CorVel Corporation, a Delaware corporation (the “Company”), will be held at the Company’s principal executive offices, at 2010 Main Street, Suite 600, Irvine, California 92614, on Thursday, August 7, 2003, at 1:00 p.m. Pacific Daylight Time for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect five directors to serve until the 2004 Annual Meeting;

2.	To ratify the appointment of Grant Thornton LLP as independent auditors of the Company for fiscal year ending March 31, 2004; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on June 16, 2003 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the principal executive offices of the Company and at the Annual Meeting.

You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please promptly complete, sign, date and return the enclosed proxy card in the enclosed, self-addressed, postage pre-paid envelope. It will assist us in keeping down the expenses of the Annual Meeting if all stockholders return their signed proxies promptly, whether they own a few shares or many shares. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted.

The holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote must be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Please return your proxy card in order to ensure that a quorum is obtained and to avoid the additional cost to the Company of adjourning the Annual Meeting until a later time and resoliciting proxies.

YOUR VOTE IS IMPORTANT. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY.

By order of the Board of Directors,

RICHARD J. SCHWEPPE
Secretary
Irvine, California
July 3, 2003

PROXY STATEMENT
PROPOSAL ONE
PROPOSAL TWO
OTHER MATTERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
COMPENSATION COMMITTEE REPORT*
AUDIT COMMITTEE REPORT*
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
ANNUAL REPORT ON FORM 10-K AND STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING
COSTS OF SOLICITATION

CorVel Corporation

PROXY STATEMENT

Proxies are being solicited on behalf of the Company’s Board of Directors (the “Board”) for use at the Annual Meeting, which will be held at the Company’s principal executive offices located at 2010 Main Street, Suite 600, Irvine, California 92614, on Thursday, August 7, 2003, at 1:00 p.m. Pacific Daylight Time, and at any adjournment or postponement thereof (the “Annual Meeting”). Stockholders of record at the close of business on June 16, 2003, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of that meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the principal executive offices of the Company and at the Annual Meeting.

On June 16, 2003, the record date (the “Record Date”) for determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 10,613,376 shares of Common Stock of the Company outstanding. No shares of the Company’s preferred stock were outstanding as of June 16, 2003. Each stockholder is entitled to one vote on all matters brought before the Annual Meeting for each share of Common Stock of the Company held by such stockholder on the Record Date. Stockholders may not cumulate votes in the election of directors.

The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote will constitute a quorum for the transaction of business. In the election of directors, the five nominees receiving the highest number of affirmative votes shall be elected. With regard to Proposal Two, the affirmative vote of the holders of Common Stock of the Company representing a majority of the voting power present or represented by proxy and voting at the Annual Meeting and entitled to vote on the subject matter is being sought.

All votes will be tabulated by the Company’s inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum exists for the transaction of business at the Annual Meeting. With regard to Proposal One, broker non-votes and votes marked “withheld” will not be counted towards the tabulations of votes cast on such proposal presented to the stockholders. With regard to Proposal Two, abstentions will be counted towards the tabulations of votes cast on such proposal presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such proposal has been ratified.

If the enclosed proxy card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy card does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the ratification of Proposal Two described in the accompanying Notice and this Proxy Statement. In their discretion, the proxies named on the proxy card will be authorized to vote upon any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof. A proxy may be revoked or changed at or prior to the Annual Meeting by delivery of a written revocation or by presentation of another properly signed proxy card with a later date to the Secretary of the Company at the Company’s principal executive offices at 2010 Main Street, Suite 600, Irvine, California 92614, or by attendance at the Annual Meeting and voting in person by ballot.

This Proxy Statement, the enclosed proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003 were mailed on or about July 3, 2003 to stockholders of record on June 16, 2003.

The principal executive offices of the Company are located at 2010 Main Street, Suite 600, Irvine, California 92614. The Company’s telephone number is (949) 851-1473.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE

ELECTION OF DIRECTORS

Five individuals have been nominated to serve as directors of the Company. The Company’s stockholders are being asked to elect these nominees to the Board at the Annual Meeting. The Company’s Certificate of Incorporation provides that each elected director will serve for a one year term ending on the date of the Company’s next annual meeting or until his successor has been duly elected and qualified. The term may be shorter if he resigns, becomes disqualified or disabled, or is otherwise removed.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of each of the nominees named below. Each such nominee is currently serving as a director and has indicated his willingness to continue to serve as a director if elected. In the event that any such nominee becomes unable or declines to serve at the time of the Annual Meeting, the proxy holders will exercise discretionary authority to vote for a substitute person nominated by the Board.

Directors and Nominees

Nominees for Term Ending Upon the 2004 Annual Meeting of Stockholders

The names and certain information about the nominees for director are set forth below:

Name	Age	Position

V. Gordon Clemons	59	Chairman of the Board, Chief Executive Officer and President
Steven J. Hamerslag(1)(2)	47	Director
Alan R. Hoops(2)	55	Director
R. Judd Jessup(1)	55	Director
Jeffrey J. Michael(1)(2)	46	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

Mr. Clemons joined the Company as President and Chief Executive Officer in January 1988 and became Chairman of the Board in April 1991. Mr. Clemons was President of Caremark, Inc., the then largest home intravenous therapy company in the United States, from May 1985 to September 1987, at which time the company was purchased by Baxter International, Inc. From 1981 to 1985, Mr. Clemons was President of INTRACORP, a medical management company and subsidiary of CIGNA Corporation. Mr. Clemons has 26 years of experience in the health care and insurance industries.

Mr. Hamerslag has served as a director of the Company since May 1991. Mr. Hamerslag has been Managing Director of Titan Investment Partners, a venture capital firm, since November 2002. Mr. Hamerslag served as the President and Chief Executive Officer of publicly held J2Global Communications, a unified communication services company, from June 1999 until January 2001. Mr. Hamerslag served as the CEO of publicly held MTI Technology Corporation, a manufacturer of enterprise storage solutions, from 1987 to 1996.

Mr. Hoops became a director of the Company in May 2003 when the Board approved his appointment to fill the vacancy created by the resignation of Peter Flynn as a Board member. Mr. Hoops has been Chairman of Benu, Inc., a regional benefits administration/marketing company since 2000, and Chairman of Enwissen, Inc., a human resources services software company since 2001. Mr. Hoops was Chief Executive Officer and a Director from 1993 to 2000, of Pacificare Health Systems, Inc., national health consumer services company. Mr. Hoops has 30 years experience in the healthcare and managed care industries.

Mr. Jessup has served as a director of the Company since August 1997. Mr. Jessup has been Chief Executive Officer of U.S. LABS since April 2002. U.S. LABS is a national esoteric laboratory which provides cancer diagnostic and genetic testing services. Mr. Jessup was President of the HMO Division of FHP International Corporation, a diversified health care services company, from 1994 to 1996. From 1987 to 1994, Mr. Jessup was President of TakeCare, Inc., a publicly traded HMO operating in California, Colorado, Illinois and Ohio, until it was acquired by FHP. Mr. Jessup has 29 years of experience in the health care and managed care industries. Mr. Jessup has been a director of Pacific Dental Benefits, a dental HMO, since November 1997, a director of U.S. LABS since May 1998, and a director of NovaMed Eyecare Services since August 1998.

Mr. Michael has served as a director of the Company since September 1990. Mr. Michael has been the President, Chief Executive Officer and a director of Corstar Holdings, Inc. (formerly ENStar), a holding company owning business engaged in voice and data connectivity and networking products and services, since March 1996. Mr. Michael has been a director of Michael Foods, Inc., a food processing and distribution company formerly affiliated with North Star (later known as ENStar), since April 1990.

Board Meetings and Committees

During fiscal 2003, the Board held four meetings and acted by unanimous written consent on four occasions. Each of the directors standing for re-election at the Annual Meeting attended at least 75% of the meetings of the Board and the committees of the Board of which they are members.

The committees of the Board include the Audit Committee and the Compensation Committee. The Board does not have a nominating committee.

The Audit Committee is primarily responsible for approving the services performed by the Company’s independent accountants and reviewing the auditors’ report regarding the Company’s accounting practices and general accounting and financial policies of internal accounting controls. The Audit Committee currently consists of Messrs. Jessup, Hamerslag, and Michael. Mr. Flynn was a member of the Audit Committee during fiscal year 2003 until his resignation from the Board on May 1, 2003. The vacancy created on the Audit Committee by Mr. Flynn’s resignation was filled by Mr. Michael in May 2003. The Audit Committee met twice and acted by unanimous written consent on two occasions during fiscal 2003. The Board has adopted and approved a written charter for its Audit Committee, a copy of which was attached as Appendix A to the Company’s proxy statement filed with the Securities and Exchange Commission on July 6, 2001. The Board has determined that all members of the Audit Committee are “independent” as that term is currently defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

The Compensation Committee is responsible for reviewing and determining the Company’s general compensation policies, setting the compensation, including perquisites, of the Company’s executive officers, and for administering the CorVel Corporation 1991 Employee Stock Purchase Plan and the CorVel Corporation Restated 1988 Executive Stock Option Plan, as amended (the “Option Plan”). The Compensation Committee currently consists of Messrs. Hamerslag, Hoops, and Michael. Mr. Jessup was a member of the Compensation Committee during fiscal year 2003 until he resigned on May 1, 2003, at which point Mr. Hoops joined the Compensation Committee. The Compensation Committee met four times and acted by unanimous written consent on four occasions during fiscal 2003.

Compensation of Directors

Each non-employee director receives an amount equal to $2,000 for each Board meeting attended, as well as reimbursement for all associated travel expenses. The directors do not receive fees for committee or telephonic meetings.

When an individual who has not previously been in the employ of the Company first becomes a non-employee member of the Board, he or she will receive an automatic option grant for 15,000 shares of Common Stock under the Option Plan. In addition, on the date of each annual stockholders meeting, each non-employee director who has served as a non-employee Board member for at least six months, whether or not such individual has been in the prior employ of the Company, will be granted an option to purchase 4,500 shares of Common Stock.

Accordingly, as a non-employee director who was re-elected at the 2002 Annual Meeting each of Messrs. Flynn, Hamerslag, Jessup and Michael received an option to purchase 4,500 shares of Common Stock on August 1, 2002 (the date of the 2002 Annual Meeting), with an exercise price of $29.74, which was the fair market value of the Common Stock on such date. Mr. Flynn also received an option to purchase 2,500 shares of Common Stock on May 9, 2002, with an exercise price of $33.91, an option to purchase 2,000 shares of Common Stock on December 2, 2002, with an exercise price of $33.22, and an option to purchase 5,000 shares of Common Stock on February 6, 2003, with an exercise price of $33.73, all of which was the fair market value of the Common Stock on such respective dates. Mr. Hoops received an option to purchase 15,000 shares of Common Stock on May 1, 2003, the date he became a director of the Company, with an exercise price of $33.91, which was the fair market value of the Common Stock on such date. In addition, each of Messrs. Hamerslag, Hoops, Jessup, and Michael will be granted an option to purchase an additional 4,500 shares of Common Stock on August 7, 2003 (the date of the Annual Meeting) at an exercise price equal to the fair market value of the Common Stock on such date, provided such director is re-elected at the Annual Meeting.

Stockholder Approval

Directors are elected by a plurality of the votes present or represented at the Annual Meeting. The five nominees receiving the highest number of affirmative votes cast at the Annual Meeting will be the elected directors of the Company.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE OR HIS SUBSTITUTE AS DESCRIBED ABOVE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF AUDITORS

The Company’s stockholders are being asked to ratify the appointment of Grant Thornton LLP to serve as the Company’s auditors for the fiscal year ending March 31, 2004. Stockholder ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the appointment of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment by an affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and entitled to vote thereat, the Audit Committee and the Board will reconsider whether to retain that firm as the Company’s independent auditors. Even if the appointment is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interest of the Company and its stockholders.

The representatives of Grant Thornton LLP will attend the Annual Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions posed by stockholders.

Audit Fees. Audit fees billed by Grant Thornton LLP for non-audit services rendered to the Company in the audit of annual financial statements for the 2003 fiscal year and the reviews of the financial statements included in the Company’s Forms 10-Q for that fiscal year were approximately $107,000.

Financial Information Systems Design and Implementation. The Company did not engage Grant Thornton LLP to provide advice regarding financial information systems design and implementation during the 2003 fiscal year.

All Other Fees. Fees billed by Grant Thornton LLP for non-audit services rendered to the Company for the most recent fiscal year; including tax related services were approximately $19,000.

The Audit Committee has determined that the provision of the above non-audit services by Grant Thornton LLP was compatible with their maintenance of accountant independence.

Stockholders Approval

The affirmative vote of a majority of the shares of the Common Stock represented and voted at the Annual Meeting is being sought for ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2004.

OTHER MATTERS

Management does not know of any other matters to be brought before the Annual Meeting. If any other matter is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with the Board of Directors’ recommendation. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to the Company as of May 31, 2003, with respect to beneficial ownership of Common Stock by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director and/or nominee for director, (iii) the Named Executive Officers, and (iv) all current directors and executive officers as a group, together with the approximate percentages of outstanding Common Stock owned by each of them. The following table is based upon information supplied by directors, executive officers and principal stockholders, and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Except as otherwise noted, the persons named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

Name and Address of	Amount of Common		Percentage of Common
Beneficial Owner	Stock Beneficially Owned		Stock Beneficially Owned (1)

Jeffrey J. Michael 10851 Louisiana Avenue South Bloomington, MN 55438	2,954,658	(2)	27.7%
Corstar Holdings, Inc. 10851 Louisiana Avenue South Bloomington, MN 55438	2,890,000		27%
FMR Corporation 82 Devonshire Street Boston, MA 02109	1,636,850	(3)	15.4%
V. Gordon Clemons 2010 Main Street, Suite 600 Irvine, CA 92614	1,103,354	(4)	10.4%
Kestrel Investment Management Corp. Abbott J. Keller, David J. Steirman 411 Borel Avenue, Suite 403 San Mateo, CA 94402	690,300	(5)	6.5%
Wasatch Advisors, Inc. 150 Social Hall Avenue Salt Lake City, UT 84111	593,301	(6)	5.9%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	546,400	(7)	5.1%
R. Judd Jessup	69,050	(8)	*
Steven J. Hamerslag	59,250	(9)	*
Peter E. Flynn	56,379	(10)	*
Richard J. Schweppe	42,616	(11)	*
Alan R. Hoops	-0-		*
All current executive officers and directors as a group (7 individuals)	4,285,307	(12)	39.8%

*	Less than 1%

(1)  Applicable percentage ownership is based on 10,626,080 shares of Common Stock outstanding as of May 31, 2003, which excludes a total of 5,288,296 shares repurchased by the Company in accordance with the Stock Repurchase Program and held by the Company in its treasury. Any securities not outstanding but which are subject to options exercisable within 60 days of May 31, 2003, are deemed outstanding for the purpose of computing the percentage of outstanding Common Stock beneficially owned by any person holding such options but are not deemed outstanding for the purpose of computing the percentage of Common Stock beneficially owned by any other person.

(2)  Includes 2,890,000 shares owned by Corstar, 35,408 shares owned directly by Mr. Michael, a director of Corstar and the Company, and 29,250 shares subject to options held by Mr. Michael that are exercisable within 60 days of May 31, 2003. Mr. Michael is the President, Chief Executive Officer and a director of Corstar. In addition, Mr. Michael is the trustee of the Michael Family Grantor Trust (formerly Michael Acquisition Corporation Trust), which is the sole shareholder of Corstar. Based on the foregoing, Mr. Michael may be deemed to have beneficial ownership of the shares of Common Stock of the Company held by Corstar. Mr. Michael disclaims such beneficial ownership except to the extent of any indirect pecuniary interest therein.

(3)  According to the Schedule 13G of Fidelity Management & Research Company (“Fidelity”) dated February 14, 2003, Fidelity is a wholly-owned subsidiary of FMR Corp. and is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940. Edward C. Johnson, FMR Corp., through its control of Fidelity, and the funds each have sole power to dispose the shares, while power to vote the shares resides in the Fund’s Board of Trustees.

(4)  Includes 1,087,104 shares owned by Mr. Clemons directly, and 16,250 shares subject to options that are exercisable within 60 days of May 31, 2003.

(5)  According to the Schedule 13G of Kestrel Investment Management Corporation (“Kestrel”) dated February 13, 2003, Abbott J. Keller and David J. Steirman are the sole shareholders of Kestrel, which is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940 with sole investment power with respect to the shares.

(6)  According to the Schedule 13G of Wasatch Advisors, Inc. (“Wasatch”) dated February 12, 2003, Wasatch is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940, with sole investment power with respect to the shares.

(7)  According to Schedule 13G of Wellington Management Company (“Wellington”) dated February 14, 2003, Wellington is an Investment Advisor registered under Rule 13d-1(b)(1)(ii)(E), and shares investment power, along with its clients, with respect to the shares.

(8)  Includes 51,200 shares owned directly by Mr. Jessup and 17,850 shares subject to options that are exercisable within 60 days of May 31, 2003.

(9)  Includes 34,500 shares owned directly by Mr. Hamerslag and 24,750 shares subject to options that are exercisable within 60 days of May 31, 2003.

(10)  Includes 21,000 shares owned directly by Mr. Flynn, 900 shares owned indirectly by Mr. Flynn as custodian for his children, and 34,479 shares subject to options that are exercisable within 60 days of May 31, 2003.

(11)  Includes 22,930 shares owned directly by Mr. Schweppe and 19,686 shares subject to options that are exercisable within 60 days of May 31, 2003.

(12)  Includes the information set forth in notes 2, 4, 8, 9, 10 and 11 above.

Equity Compensation Plan Information

The following table provides information as of March 31, 2003 with respect to the shares of Common Stock of the Company that may be issued under the Company’s existing equity compensation plans. The Company has not assumed any equity compensation plans in connection with any mergers or acquisitions.

	A	B	C

Number of Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued Upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding Securities
Plan Category	Outstanding Options	Outstanding Options	Reflected in Column A)

Equity Compensation Plans Approved by Shareholders (1)	1,197,747 (2)	$20.20	928,148 (3)
Equity Compensation Plans Not Approved by Shareholders	[--]	$ [--]	[--]
Total	1,197,747	$20.20	928,148

(1)	Consists solely of the 1988 Executive Stock Option Plan and the 1991 Employee Stock Purchase Plan.

(2)	Excludes purchase rights accruing under the Company’s 1991 Employee Stock Purchase Plan which has a stockholder approved reserve of 750,000 shares. Under the Purchase Plan, each eligible employee may purchase up to 1,500 shares of Common Stock of the Company at semi-annual intervals on the last business day of March and September each year at a purchase price per share equal to 85% of the lower of (i) the fair market value of a share of Common Stock of the Company on the date on which the purchase right is granted or (ii) the fair market value of a share of Common Stock of the Company on the date the purchase right is exercised.

(3)	Includes shares available for future issuance under the 1991 Employee Stock Purchase Plan. As of March 31, 2003, an aggregate of 627,555 shares of Common Stock of the Company were available for issuance under the 1991 Employee Stock Purchase Plan.

Share issuances under the 1988 Executive Stock Option Plan will not reduce or otherwise affect the number of shares of Common Stock of the Company available for issuance under the 1991 Employee Stock Purchase Plan, and share issuances under 1991 Employee Stock Purchase Plan will not reduce or otherwise affect the number of shares of Common Stock of the Company available for issuance under the 1988 Executive Stock Option Plan.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table set forth certain information regarding the directors, executive officers and certain key employees of the Company as of May 31, 2003:

Name	Age	Position

V. Gordon Clemons	59	Chairman of the Board, Chief Executive Officer and President
Peter E. Flynn	43	Vice President, Business Development
Steven J. Hamerslag	47	Director
Alan R. Hoops	55	Director
R. Judd Jessup	55	Director
Jeffrey J. Michael	46	Director
Richard J. Schweppe	48	Chief Financial Officer and Secretary

The following is a brief description of the capacities in which each of the Company’s directors, executive officers and key employees has served during the past five years. The biographies of Messrs. Clemons, Hamerslag, Hoops, Jessup and Michael appear earlier in this Proxy Statement. See “Proposal One: Election of Directors.”

Mr. Flynn served as a director of the Company from May 1991 through May 1, 2003, at which time he resigned from the Board and joined the Company as Vice President, Business Development. Mr. Flynn was President of Americable, Inc., a value-added manufacturer of fiber optic and copper solutions serving the telecommunications industry, from June 1997 through December 2002. Mr. Flynn served as the Executive Vice President and Secretary of ENStar, Inc., a holding company owning businesses engaged in voice and data connectivity and networking products and services, from February 1997 until December 1999, when ENStar merged with Americable, formerly a wholly-owned subsidiary of ENStar, and then Americable, as the survivor, changed its name to Corstar Holdings, Inc. and a new corporation was established under the name Americable.

Mr. Schweppe has been the Chief Financial Officer since April 1991 and Secretary since June 1995. From March 1988 to April 1991, Mr. Schweppe was the Director of Finance for the Company. From May 1983 to February 1988, Mr. Schweppe was the Manager, Technical Accounting for Caremark, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during fiscal year 2003, all transactions required to be reported by its officers, directors and greater than 10% beneficial owners were reported in a timely manner.

Compensation Committee Interlocks and Insider Participation

Messrs. Hamerslag, Jessup and Michael served as members of the Compensation Committee during fiscal year 2003. Mr. Michael is the President and Chief Executive Officer of Corstar, a beneficial owner of more than 10% of the outstanding Common Stock of the Company. No member of the Compensation Committee was, during fiscal 2003, an employee or officer of the Company or was formerly an officer of the Company.

During fiscal 2003, no current executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that has or had one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee administers the Company’s executive compensation programs, including the Option Plan. After the Compensation Committee determines the salaries of all elected officers, including those of the Named Executive Officers, the full Board reviews those determinations.

General Compensation Goals

The design and implementation of all executive compensation arrangements are based on certain goals derived from Company values, business strategy and management requirements. These goals may be summarized as follows:

•	Pay competitive salaries to attract, retain and motivate a highly competent executive team essential to the long-term success of the Company;

•	Tie an individual’s total compensation to individual and profit center performance and the financial success of the Company;

•	Reward executives for long-term corporate success by facilitating their ability to acquire an ownership interest in the Company; and

•	Align the financial interests of the executives and the stockholders.

Factors

Several of the more important factors, which were considered in establishing the components of each executive officer’s compensation package for the 2003 fiscal year are summarized below. Additional factors were also taken into account, and the Compensation Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years. All compensation decisions will be designed to further the general compensation goals indicated above.

Base Salaries

Base salaries are targeted to be moderate yet competitive in relation to salaries commanded by those in similar positions with other companies in the same industry. The base salary for each executive officer is reviewed annually and is set on the basis of personal performance, the relative importance of the functions the officer performs, the scope of the officer’s ongoing responsibilities, the salary levels in effect for comparable positions with the Company’s principal competitors, and internal equity considerations. The weight given to each of these factors varies from individual to individual.

Annual Incentive Awards

Although the Company has a March 31 fiscal year end, it has calendar year budgets and annual incentive plans which are based on the calendar year. Incentive awards to the Chief Executive Officer and the other Named Executive Officers are shown in the “Bonus” column of the Summary Compensation Table, which follows this report. Annual bonuses are designed to reward personal contributions to the success of the Company and are earned under a structured formula that considers the following factors:

*	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act.

Company Profit Center Financial Performance

Each profit center of the Company submits a proposed annual operating budget including annual profit goals for review of and approval by the Chief Executive Officer of the Company in conjunction with ratification by the Compensation Committee. At the end of the calendar year, the Compensation Committee evaluates actual financial performance against these targets and actual revenue growth. The resulting performance evaluation dictates whether an increase or decrease in an executive’s “normal” incentive compensation award is granted. For executive officers with operations responsibilities, the annual incentive award can range from zero to 70% of base salary depending upon performance as compared to budget. For executive officers with corporate staff responsibilities, such awards are based upon departmental objectives.

Individual Performance

Each executive has some portion of his or her annual bonus measured against individual goals (“MBOs”) established for that person. The maximum amount that any executive may earn based on the MBO element is variable, with full achievement of MBOs resulting in a minimum 75% payout and increasing up to 100% payout for achievement exceeding established MBOs. For executive officers with operations responsibilities, this element comprises a lesser percentage of the annual incentive award for the individual and for executive officers with corporate staff responsibilities, it comprises a greater percentage of the annual incentive award.

Discretionary Awards

The Compensation Committee also has the discretion under extraordinary circumstances to award bonuses based on a percentage of base salary.

Stock Options

Stock option grants accomplish the third and fourth compensation objectives: to motivate executive officers to manage the business, to improve long-term Company performance and to align the interests of executive officers and stockholders. Customarily, option grants are made with exercise prices equal to the fair market value of the shares on the grant date and will be of no value unless the market price of the Company’s outstanding shares appreciates, thereby aligning a substantial part of the executive officer’s compensation package with the return realized by the stockholders. The option generally vests over a period of four years, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the officer remains employed by the Company and the market price of the underlying shares appreciates over the option term. The size of the option grant is designed to create a meaningful opportunity for stock ownership and is based upon the individual’s current position with the Company, internal comparability with option grants made to other Company executives and the individual’s potential for future responsibility and promotion over the option term. The Committee has established certain general guidelines in making option grants to the executive officers in an attempt to target a fixed number of unvested option shares based upon the individual’s position with the Company and the officer’s existing holdings of unvested options. However, the Compensation Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant made to each executive officer as circumstances warrant.

Compensation of the Chief Executive Officer

The annual base salary for the Company’s Chief Executive Officer, Mr. Clemons, was established on January 26, 1988, when the Company and North Star entered into an employment agreement with Mr. Clemons. The agreement became effective on February 15, 1988 and has an indefinite term. The agreement provides Mr. Clemons with an annual salary of $250,000, payable in semi-monthly installments. Mr. Clemons may terminate the agreement at any time on four months notice and the Company may terminate the agreement at any time with or without cause. If Mr. Clemons is terminated without cause, the Company is required to pay Mr. Clemons his then-current salary for one year after such termination, less any other employment compensation received by Mr. Clemons during such one-year period. The Compensation Committee, exclusive of Mr. Clemons, approved an increase in Mr. Clemons’ annual salary to $350,000, effective January 1, 2002. The

Company’s financial performance had been consistently strong and Mr. Clemons’ salary had not been increased in eleven years.

Compliance with Internal Revenue Code Section 162(m)

Code Section 162(m) generally disallows a tax deduction to publicly-held corporations for compensation paid to certain of the corporation’s executive officers to the extent that compensation exceeds $1.0 million for any such officer in any one year. The limitation applies only to compensation, which is not considered to be performance-based. The Option Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of options with exercise prices equal to the fair market value of the Common Stock on the grant date that is granted by a committee comprised solely of “outside directors” will qualify as performance-based compensation which will not be subject to the $1.0 million limitation. The non-performance based compensation to be paid to the Company’s executive officers for fiscal 2003 did not exceed the $1.0 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company’s executive officers for fiscal 2004 will exceed that limit. Because it is very unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1.0 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1.0 million level.

COMPENSATION COMMITTE

Steven J. Hamerslag Alan R. Hoops (joined May 2003) R. Judd Jessup (resigned May 2003) Jeffrey J. Michael

AUDIT COMMITTEE REPORT*

The Audit Committee assists the Board in its oversight of the Company’s financial accounting reporting and controls. The Board, in its business judgment, has determined that all members of the audit committee are “independent” as required by applicable listing standards of the Nasdaq National Market. The Audit Committee operates pursuant to a charter approved by the Board, a copy of which was included as Appendix A to last year’s Proxy Statement.

In performing its oversight role, the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence.

Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the audit committee charter, the Audit Committee recommended to the Board and the Board approved that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2003.

The Audit Committee recommended and the Board approved the selection of Grant Thornton LLP as independent auditors for the year ending March 31, 2004.

AUDIT COMMITTEE
Peter E. Flynn (resigned May 2003)
Steven J. Hamerslag R. Judd Jessup Jeffrey J. Michael (joined May 2003)

*	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act.

STOCK PERFORMANCE GRAPH*

The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the U.S. Nasdaq and the Nasdaq Health Services Index over a five year period beginning on March 31, 1998. The data depicted on the graph are as set forth in the chart below the graph. The graph assumes that $100 was invested in the Company on March 31, 1998, in the Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on the Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	1998	1999	2000	2001	2002	2003

CorVel Corporation	100.00	89.94	130.79	177.98	225.21	245.89
U.S. Nasdaq	100.00	135.08	250.91	100.35	101.05	74.38
Nasdaq Health Services Index	100.00	69.17	64.64	78.32	96.28	78.86

*	The material in this graph is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table sets forth the compensation earned by the Company’s Chief Executive Officer and each of the other executive officers, whose total salary and bonus for fiscal year 2003 exceeded $100,000, for the three fiscal years ended March 31, 2001, 2002 and 2003. The listed individuals shall be referred to in this Proxy Statement as the “Named Executive Officers.” No other executive officers who would otherwise have been included in such table on the basis of salary and bonus earned for the 2003 fiscal year has been excluded by reason of termination of employment or change in executive status during fiscal year 2003.

		Summary Compensation Table
		Annual Compensation		Long-Term Compensation

Name of Individual	Fiscal			Securities Underlying	All Other
and Principal Position	Year	Salary(1)	Bonus	Options Granted	Compensation(2)

V. Gordon Clemons	2003	$350,000	$—	—	$1,114
Chief Executive Officer	2002	$266,666	$—	30,000	$869
	2001	$250,000	$—	—	$1,532
Richard J. Schweppe	2003	$115,000	$19,163	2,250	$593
Chief Financial Officer	2002	$109,000	$16,000	3,875	$580
	2001	$103,500	$16,000	8,550	$526

(1)	Includes employee contributions to the Company’s Section 401(k) Plan.

(2)	“All Other Compensation” represents amounts contributed by the Company to the Company’s Section 401(k) Plan which match the Named Executive Officer’s contribution to such Plan and annual premiums paid by the Company on behalf of each Named Executive Officer for the purchase of group term life insurance in an amount equal to such executive officer’s annual salary as follows:

		Company Contributions to	Company-Paid Life
	Fiscal Year	Section 401(k) Plan	Insurance Premiums

V. Gordon Clemons	2003	$683	$431
	2002	$533	$336
	2001	$500	$1,032
Richard J. Schweppe	2003	$451	$142
	2002	$423	$157
	2001	$425	$101

Stock Options and Stock Appreciation Rights

The following table provides information with respect to stock option grants made during fiscal year 2003 to the Named Executive Officers. No options were granted to Mr. Clemons during fiscal year 2003. Except for the limited stock appreciation rights described in footnote 1 below the table, no stock appreciation rights were granted during such fiscal year to the Named Executive Officers.

Option Grants In Last Fiscal Year

						Potential Realizable
	Number of		Percent of Total			Value at Assumed
	Securities		Options Granted to			Annual Rate of Stock Price
	Underlying Options	Grant	Employees in	Exercise Price	Expiration	Appreciation for Option Term
Name	Granted (1)	Date	Fiscal Year(2)	($/Share)(3)	Date	5% (4)	10% (4)

Richard J. Schweppe	750	5/9/02	0.38%	33.91	5/9/07	$7,027	$15,527
	500	8/01/02	0.25%	29.74	8/1/07	$4,108	$9,078
	500	12/2/02	0.25%	33.22	12/2/07	$4.589	$10,141
	500	2/6/03	0.25%	33.73	2/6/08	$4,659	$10,296

(1)	Each option will become exercisable for 25% of the option shares one year from the grant date and thereafter the remaining shares become exercisable in 36 equal monthly installments. To the extent not already exercisable, the options become exercisable upon (a) a sale of assets, (b) a merger in which the Company does not survive or (c) a reverse merger in which the Company survives but ownership of 50% or more of the voting power of the Company’s stock is transferred, unless the option is assumed or replaced with a comparable option by the successor corporation. The options are also subject to “limited stock appreciation rights” pursuant to which the options, to the extent exercisable at the time a hostile tender offer occurs, will automatically be canceled in return for a cash payment equal to the tender-offer price minus the exercise price multiplied by the number of shares for which the option was exercisable. Each option has a maximum term of five years subject to earlier termination in the event of the optionee’s cessation of employment with the Company.

(2)	The Company granted options to purchase a total of 198,600 shares of Common Stock during fiscal year 2003.

(3)	The exercise price is equal to the fair market value of the Common Stock on the grant date and may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the Federal and state income tax liability incurred by the optionee in connection with such exercise. The Compensation Committee has the discretionary authority to reprice outstanding options under the Option Plan through the cancellation of those options and the grants of replacement options with an exercise price equal to the lower fair market value of the option shares on the regrant date.

(4)	These gains are based on annual compounded rates of growth of the price of Common Stock mandated by the SEC of 5% and 10% per year from the date the option was granted over the full option term. These rates do not represent the Company’s estimate or projection of future Common Stock prices. There is no assurance that the values that may be realized by a Named Executive Officer on exercise of his options or any other holder of the Common Stock will be at or near the value estimated in the foregoing table. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from these grants.

Stock Option Exercises and Holdings

The following table provides information with respect to the Named Executive Officer concerning the exercise of options during the 2003 fiscal year and unexercised options held as of the end of such fiscal year. No stock appreciation rights were exercised during the 2003 fiscal year and except for the limited stock appreciation rights described in footnote 1 to the table above, no stock appreciation rights were held by any Named Executive Officer at the end of such fiscal year.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values

Net Value of Unexercised In-the-Money
			Number of Securities		Options at Fiscal Year-End
			Underlying Unexercised		(Market price of shares on the last
		Value Realized	Options at Fiscal		trading day of the 2003 Fiscal
	No. of Shares	(Market price	Year-End 2003		Year ($32.585) less exercise price)
	acquired on	at exercise less
Name	exercise	exercise price)	Exercisable	Unexercisable	Exercisable	Unexercisable

V. Gordon Clemons	—	—	13,750	16,250	$115,225	$136,175
Richard Schweppe	9,000	$197,740	28,242	11,933	$514,940	$146,225

Employment Agreements, Termination of Employment and Change in Control Arrangements

On January 26, 1988, the Company and North Star entered into an employment agreement with Mr. Clemons. The agreement became effective on February 15, 1988 and has an indefinite term. The agreement provides Mr. Clemons with an annual salary of $250,000, payable in semi-monthly installments. Mr. Clemons may terminate the agreement at any time on four months notice and the Company may terminate the agreement at any time with or without cause. If Mr. Clemons is terminated without cause, the Company is required to pay Mr. Clemons his salary for one year after such termination, less any other employment compensation received by Mr. Clemons during such one year period. The Compensation Committee approved an increase in Mr. Clemons’ annual salary to $350,000, effective January 1, 2002.

The Company does not have any existing employment agreements with any other Named Executive Officer.

In the event of a Corporate Transaction, each outstanding option granted under the Discretionary Option Grant Program will automatically become exercisable as to all of the option shares immediately prior to the effective date of the Corporate Transaction. However, no acceleration will occur if and to the extent: (a) such option is either to be assumed by the successor corporation or parent thereof or replaced by a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof, (b) such option is to be replaced with a cash incentive program of the successor corporation designed to preserve the option spread existing at the time of the Corporate Transaction and incorporating the same vesting schedule applicable to the option or (c) acceleration of such option is subject to other applicable limitations imposed by the Compensation Committee at the time of grant.

The Compensation Committee, as the administrator of the Option Plan, has the authority to provide for accelerated vesting of the shares of Common Stock subject to any outstanding options held by any of the Named Executive Officers in connection with certain changes in control of the Company or the subsequent termination of the officer’s employment following a change in control.

CERTAIN TRANSACTIONS

During fiscal year 2003, there was not any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of the Company’s voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

ANNUAL REPORT ON FORM 10-K AND STOCKHOLDER PROPOSALS
FOR THE 2004 ANNUAL MEETING

A copy of the Annual Report on Form 10-K of the Company for the fiscal year ended March 31, 2003 has been mailed to stockholders concurrently with this Proxy Statement. The Annual Report is not incorporated into this Proxy Statement, is not considered “soliciting material,” is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Proposals from stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2004 Annual Meeting and that such stockholders desire to have included in the Company’s proxy materials relating to the 2004 Annual Meeting must be received by the Company no later than March 5, 2004, which is 120 calendar days prior to the anniversary of the mailing date for this year’s proxy materials. All stockholder proposals must be in compliance with applicable laws and regulations.

If a stockholder wishes to present a proposal at the Company’s 2004 Annual Meeting and the proposal is not intended to be included in the Company’s proxy statement relating to the 2004 Annual Meeting, the stockholder must give deliver notice of a proposal to the Company no less than 30 days and no more than 60 days prior to the 2004 Annual Meeting. However, in the event that less than 40 days notice of the date of the meeting is given, stockholder proposals intended for presentation at the 2004 Annual Meeting must be received by the Company no later than the tenth day following the date on which notice of the date of the meeting was mailed or publicly disclosed by the Company. If a stockholder gives notice of such proposal after this deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting. All stockholder proposals must be in the form required by the Company’s Bylaws. If a stockholder gives notice of a proposal after the 30th day prior to the 2004 Annual Meeting, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote the shares they represent as the Board may recommend, which may include a vote against the stockholder proposal when and if the proposal is raised at the Company’s 2004 Annual Meeting. The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor of the 2003 Annual Meeting. The enclosed Proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the 2003 Annual Meeting.

COSTS OF SOLICITATION

Proxies will be solicited by mail and by telephone by regular employees of the Company without additional remuneration. The Company will request banks, brokerage houses and other institutions to forward the soliciting material to persons for whom they hold shares and to obtain authorization for the execution of proxies. The Company will reimburse banks, brokerage houses and other institutions for their reasonable expenses in forwarding the Company’s proxy materials to beneficial owners of the Common Stock of the Company. All costs associated with the solicitation of proxies, including the preparation, printing and mailing of this proxy statement and Proxy, will be borne by the Company. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

By Order of the Board of Directors Richard J. Schweppe Secretary

July 3, 2003 Irvine, California

CORVEL CORPORATION
PROXY

Annual Meeting of Stockholders, August 7, 2003
This Proxy is Solicited on Behalf of the Board of Directors

          The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on August 7, 2003 and the accompanying Proxy Statement, and appoints V. Gordon Clemons and Jeffrey J. Michael, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of the Common Stock of CorVel Corporation which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of CorVel Corporation to be held at 2010 Main Street, Suite 600, Irvine, California, on Thursday, August 7, 2003 at 1:00 p.m. Pacific Daylight Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournment or postponement thereof. The shares represented by this proxy shall be voted in the following manner:

1.	To elect the following directors to serve for a term of one year.

	V. Gordon Clemons	FOR	☐	WITHHOLDING AUTHORITY	☐
	Steven J. Hamerslag	FOR	☐	WITHHOLDING AUTHORITY	☐
	Alan R. Hoops	FOR	☐	WITHHOLDING AUTHORITY	☐
	R. Judd Jessup	FOR	☐	WITHHOLDING AUTHORITY	☐
	Jeffrey J. Michael	FOR	☐	WITHHOLDING AUTHORITY	☐

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal 2004.

FOR	☐	AGAINST	☐	ABSTAIN	☐

3.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

          The Board of Directors recommends a vote FOR each of the nominees and the proposals set forth above. This Proxy, when properly executed, will be voted as specified above. This Proxy will be voted FOR the nominees listed above and FOR the other Proposals if no specification is made.

Dated:

(Print name(s) as it (they) appear(s) on certificate)

(Authorized Signature(s)) Please print the name(s) appearing on each share certificate(s) over which you have voting authority.

PLEASE RETURN YOUR EXECUTED PROXY TO U.S. STOCK TRANSFER CORPORATION IN THE
ENCLOSED SELF-ADDRESSED, POSTAGE PRE-PAID ENVELOPE.